                                  SCHEDULE 14A

                    Information Required in Proxy Statement
                            Schedule 14A Information

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[X]Preliminary Proxy Statement               Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Under Rule 14a-12


                          Borland Software Corporation
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

[BORLAND LOGO]

                               ----------------

                    Notice of Annual Meeting of Stockholders

                           To Be Held on May 31, 2001

                               ----------------

To Our Stockholders:

WHAT: Our Annual Meeting of Stockholders for Calendar Year 2001

WHEN: Thursday, May 31, 2001, at 10:00 a.m., local time

WHERE: Borland Software Corporation
     100 Enterprise Way
     Scotts Valley, California

WHY: At this meeting, you will be asked to:

    (1) Elect two Class III directors to serve on our board of directors for a three-year term.

    (2) Approve an amendment to our 1997 Stock Option Plan to authorize for issuance an additional 3,000,000 shares of common stock.

    (3) Approve an amendment to our Restated Certificate of Incorporation to authorize an additional 100 million shares of common stock.

    (4) Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2001.

    (5) Transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

   A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders, during regular business hours, for a period of ten days prior to the meeting, at the offices of Borland Software Corporation, 100 Enterprise Way, Scotts Valley, California 95066-3249. Only stockholders of record at the close of business on April 12, 2001 will receive notice of, and be eligible to vote at, the annual meeting. The foregoing items of business are more fully described in the proxy statement accompanying this notice.

   Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed blue proxy in the enclosed envelope, which requires no additional postage if mailed in the United States. If you are a stockholder of record, you may also authorize the individuals named on the enclosed blue proxy to vote your shares by calling a specially designated telephone number (TOLL FREE 1-877-381-4017) or via the Internet at http://proxy.georgeson.com.

These telephone and Internet voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for stockholders of record who wish to use telephone or Internet voting procedures are set forth on the enclosed blue proxy. You may revoke your proxy at any time before the vote is taken by delivering to our Corporate Secretary a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the annual meeting.


                                         By Order of the Board of Directors,

                                         Keith E. Gottfried
                                          Senior Vice President-Law and
                                          Corporate Affairs,
                                          General Counsel and Corporate
                                          Secretary

April    , 2001
Scotts Valley, California

                         BORLAND SOFTWARE CORPORATION
                              100 Enterprise Way
                         Scotts Valley, CA 95066-3249
                                (831) 431-1000

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on May 31, 2001

WHY DID YOU SEND ME THIS PROXY STATEMENT?

   The board of directors of Borland Software Corporation, a Delaware corporation ("Borland"), seeks your proxy for use in voting at our 2001 annual meeting of stockholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at our headquarters, located at 100 Enterprise Way, Scotts Valley, California, on Thursday, May 31, 2001, at 10:00 a.m., local time. We will begin mailing this proxy statement, the attached
notice of annual meeting and the accompanying blue proxy on or about April   ,
2001 to all holders of our common stock, par value $0.01, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2000.

WHAT AM I VOTING ON?

   At the annual meeting, stockholders will act upon:

     (1) the election of two Class III directors to serve on our board of directors for a three-year term,

     (2) approval of an amendment to our 1997 Stock Option Plan to authorize for issuance an additional 3,000,000 shares of common stock.

     (3) approval of an amendment to our Restated Certificate of Incorporation to authorize an additional 100 million shares of common stock, and

     (4) ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2001.

WHO CAN VOTE AT THE MEETING?


   Only holders of record of our common stock at the close of business on April 12, 2001, the record date, will receive notice of, and be entitled to vote at, our annual meeting. At the close of business on the record date, shares of our common stock were outstanding and entitled to vote. The common stock is our only class of outstanding voting securities.

WHAT CONSTITUTES A QUORUM?

   If a majority of the shares of our common stock, issued and outstanding on the record date and entitled to vote, are present at the meeting, either in person or by proxy, we will have a quorum to transact business. Broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK?

   In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder's name, on each matter to be voted upon at the annual meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Election of Directors

   Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock voted at our annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Amendment to 1997 Stock Option Plan

   Approval of the amendment to Borland's 1997 Stock Option Plan, as specified in Proposal No. 2, requires the affirmative vote of a majority of the shares of our common stock present or represented at the annual meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the vote for this proposal.

Amendment to Restated Certificate of Incorporation

   Approval of the amendment to Borland's Restated Certificate of Incorporation, as specified in Proposal No. 3, requires the affirmative vote of a majority of all outstanding shares of our common stock. Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal.

Ratification of Auditors

   Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2001, as specified in Proposal No. 4, requires the affirmative vote of a majority of the shares of our common stock present or represented at our annual meeting and entitled to vote on the proposals. If this selection is not ratified by our stockholders, the audit committee may reconsider its recommendation. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the vote for this proposal.

WHO CONDUCTS THE PROXY SOLICITATION AND HOW MUCH DOES IT COST?

   Borland is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telecopy, Internet and personal solicitation by our directors, officers or other regular employees. We have retained Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for approximately $8,500 plus out-of-pocket expenses.

HOW DO I VOTE?

   Stockholders of record can choose one of the following three ways to vote:

     (1) By mail: Please complete, sign, date and return the blue proxy in the enclosed pre-paid envelope.

     (2) By telephone: Call (TOLL FREE 1-877-381-4017) and follow the instructions.

     (3) Via the Internet: Access http://proxy.georgeson.com and follow the instructions.

   By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the blue proxy to vote your shares in accordance with your instructions. If you want to vote in person at our annual meeting and you hold our common stock in street name, you must obtain a proxy from your broker and bring that proxy to our annual meeting.

HOW DO I VOTE USING THE BLUE PROXY CARD?

   If the enclosed blue proxy is properly signed and returned, the shares represented by the proxy will be voted at the annual meeting according to the instructions as indicated on your proxy. If the proxy does not specify how your shares are to be voted, your shares represented by the proxy will be voted:

     (1) FOR the election of the nominees proposed by the board,

     (2) FOR the approval of the amendment to our 1997 Stock Option Plan,

     (3) FOR the approval of the amendment to our Restated Certificate of Incorporation, and

     (4) FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2001.

CAN I CHANGE MY VOTE?

   You may revoke your proxy by doing any of the following:

    (1) Send a written notice of revocation to our Corporate Secretary, dated later than the proxy you want to revoke, before the vote is taken at the annual meeting.

    (2) Execute a later dated proxy (including a proxy by telephone or via the Internet) before the vote is taken at the annual meeting.

    (3) Vote in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

   Any written notice of revocation, or later dated proxy, should be delivered to:

    Borland Software Corporation
    100 Enterprise Way
    Scotts Valley, CA 95066-3249
    Attention: Keith E. Gottfried, Corporate Secretary

WHO DO I CONTACT FOR HELP?

   If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

   Our board of directors is currently divided into three classes. The directors in each class serve terms of three years and until each of their respective successors have been elected and qualified. Our board currently consists of two Class I directors, two Class II directors and three Class III directors.

   The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. At this year's annual meeting, the term of our three Class III directors will expire. Our other directors will remain in office for the remainder of their respective terms, as indicated below.

   At the annual meeting, two Class III directors will be elected to serve for a three-year term. Our board's nominees are William F. Miller and John R. Kasich, both of whom are currently serving as Class III directors. If a nominee for any reason is unable or unwilling to serve, the proxies may be voted for a substitute nominee to be determined by our board of directors.

   David Heller, who has served as a director since 1984, is retiring from the board effective upon the election of directors at the annual meeting, and will not stand for re-election as a Class III director. Accordingly, effective upon the election of directors at the annual meeting, the board will consist of six directors. The board and management of Borland thank Mr. Heller for his many years of loyal service and valuable advice as a director.

   Set forth below is information regarding each nominee for Class III director and for each Class I and Class II director whose term will continue after our annual meeting.

CLASS III NOMINEES FOR ELECTION

William F. Miller

   Dr. Miller has served as the chairman of the board and as a director of Borland since January 1996. Dr. Miller is the Herbert Hoover Professor Emeritus, Graduate School of Business, Stanford University, and President Emeritus of SRI International, one of the world's largest independent research, technology development and consulting organizations, where he served as President and CEO for 11 years. He is also Professor Emeritus of Computer Science, School of Engineering, Stanford University. Dr. Miller was Chairman of WhoWhere?, Inc., which was acquired by Lycos, Inc. in 1998, and until recently he served on the boards of directors of Wells Fargo and Co., Pacific Gas and Electric Company and Fireman's Fund Insurance Company (which was acquired by Allianz A.G. of Munich, Germany in 1991). Dr. Miller currently serves on the board of Women.com Networks, Inc., a publicly-held company and a leading Internet network dedicated to women, as well as on the boards of the following private companies: Sentius Corporation, X Peed Inc., Data Digest Inc. and Handysoft U.S.A. Age: 75.

John R. Kasich

   Mr. Kasich has served as a director of Borland since February 2001. Mr. Kasich has been a Managing Director in Lehman Brothers' Investment Banking Group, where he is responsible for a range of industry groups, including healthcare, power and utilities and financial institutions, since January of 2001. From December 2000 to the present, Mr. Kasich has served as host of a television program on the Fox News Channel titled "Heroes with John Kasich." From 1983 to 2000, Mr. Kasich served nine terms representing the State of Ohio in the United States House of Representatives and was a member of the National Security Committee and Chairman of the House Budget Committee. Age: 49.

CLASS I DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

Robert H. Kohn

   Mr. Kohn has served as the vice chairman of the board and as a director of Borland since May 2000. Mr. Kohn is a co-founder of EMusic.com Inc, a provider of downloadable music over the Internet, and has served as Chairman of the Board and Secretary of EMusic.com, Inc. since January 1998. Since December 1999, Mr. Kohn has served as Chairman and Chief Executive Officer of Laugh.com, Inc., a privately held comedy record company. Since July 2000, Mr. Kohn has been a member of the board of directors of GlobelNet Inc., an international telecommunications service. From October 1996 to December 1997, Mr. Kohn was Vice President, Business Development and General Counsel of Pretty Good Privacy, Inc., a developer and marketer of Internet encryption and security software. From March 1987 to September 1996, he was Senior Vice President of Law and Corporate Affairs, General Counsel and Corporate Secretary of Borland, which was then known as Borland International, Inc. Mr. Kohn also served as Chief Legal Counsel for Ashton-Tate Corporation, a developer and marketer of computer software that was acquired by Borland in 1991. Age: 44.

Robert Dickerson

   Mr. Dickerson has served as a director of Borland since June 2000. Mr. Dickerson also serves on the board of directors of 555-1212.com, Inc. Mr. Dickerson, who currently is an independent investor, served as Senior Vice President and General Manager for Products for Rational Software Corporation, an Internet software tools company, from April 1997 to March 2000. From March 1995 to April 1997, he was Vice President of Marketing and a General Manager for several business units at Pure Atria Corporation, a primarily UNIX software company. From January 1988 to March 1995, Mr. Dickerson was Vice President of Product Marketing and later Senior Vice President for Database and Connectivity Products for Borland, which was then known as Borland International, Inc. Age:
44.

CLASS II DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL
MEETING

Dale L. Fuller

   Mr. Fuller has served as Borland's President and Chief Executive Officer since December 2000, and as its Interim President and Chief Executive Officer from April 1999 to December 2000. He has been a director of Borland since April 1999. Prior to joining Borland, Mr. Fuller was a private investor from 1998 to 1999. From 1996 to 1998, Mr. Fuller served as Chief Executive Officer at WhoWhere? Inc., an Internet site which was acquired by Lycos, Inc. in 1998. From 1995 to 1996, Mr. Fuller served as General Manager and Vice President of the PowerBooks Division at Apple Computer, Inc., a personal computer manufacturer. Prior to joining Apple Computer, Inc., Mr. Fuller served as General Manager and Vice President of the Portables Division at
NEC Corporation, a personal computer manufacturer, from 1993 to 1995. Age: 42.

William K. Hooper

   Mr. Hooper has served as a director of Borland since May 1999. Mr. Hooper is the President of the Woodside Hotels and Resorts Group Services Corporation and Monterey Plaza Hotel Corporation. Mr. Hooper also serves on the board of directors of several non-profit organizations. Mr. Hooper serves as an advisor to Acuity II Ventures, a venture capital investment fund, and to Data Digest Corporation, a software firm. Age: 45.

HOW ARE DIRECTORS COMPENSATED?

Annual Fees

   We paid fees to each non-employee director for his services during our fiscal year ended December 31, 2000. Fees paid included an annual retainer of $24,000 ($48,000 for the chairman of the board), plus $1,000 for attendance at each meeting of our board of directors and for each meeting of a board committee on which they serve. Employee directors receive no additional compensation for their service on our board or any board committee. All directors are reimbursed for their expenses in connection with their service.

Stock Options

   Each non-employee director receives an initial stock option to purchase 30,000 shares of our common stock as of the date the individual becomes a non-employee director. These stock options vest one year from the date of grant, provided that the non-employee director's service has not terminated prior to the date the stock options vest. In addition, at each subsequent annual meeting, each non-employee director remaining in office receives a stock option to purchase 7,500 shares of common stock. These stock options vest one day before our next annual meeting, provided that our non-employee director's service has not terminated prior to the day the stock options vest. However, a non-employee director will not receive this stock option if he or she is receiving an initial stock option to purchase 30,000 shares of our common stock at our annual meeting. Non-employee director stock options are granted under the 1997 Stock Option Plan, have a ten-year term and have an exercise price equal to the fair market value of the underlying stock on the date of grant.

   In addition to the non-discretionary grant of an option to purchase 30,000 shares of common stock when he joined the board in May 2000, Mr. Kohn was granted an option to purchase 170,000 shares of common stock at an exercise price of $5.84 per share in connection with joining the board. The options will vest on May 15, 2001. In the event of a change in control of Borland, the options will vest immediately.

HOW MANY MEETINGS HAS THE BOARD OF DIRECTORS AND ITS COMMITTEES HELD?

   Our board of directors has standing audit, organization and compensation, executive, investment and nominating committees. During fiscal year 2000, the board held 26 meetings, the audit committee held 5 meetings, the organization and compensation committee held 10 meetings, the executive committee held no meetings and the investment committee held 4 meetings. The nominating committee was established on January 25, 2001. During our fiscal year ended December 31, 2000, no incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board (held during the period that he served) and (2) the total number of meetings held by any committee of the board upon which such director served (during the periods that he served).

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

Audit Committee

   Our audit committee currently consists of David Heller (Chairman), William
F. Miller and William K. Hooper, all of whom are independent pursuant to the requirements of The Nasdaq Stock Market(R). Our board of directors has adopted a written charter for the audit committee which is attached to this proxy statement as Exhibit B. The formal report of our audit committee can be found on page 24 of this proxy statement. The audit committee's responsibilities are set forth in the written charter and include:

  . recommending to our board the accounting firm that will serve as our independent auditors;

  . meeting with our independent auditors, with and without our management, to review and discuss various matters, including our consolidated financial statements;

  . reviewing the scope and results of the annual audit of our consolidated financial statements; and

  . reviewing the recommendations of our independent auditors concerning our financial practices and procedures.

Organization and Compensation Committee

   Our organization and compensation committee currently consists of William F. Miller (Chairman), David Heller and Robert H. Kohn. The formal report of our organization and compensation committee can be found on page 21 of this proxy statement. Our organization and compensation committee is responsible for:

  . approving the salaries and other compensation of executive officers and other key employees;

  . administering our employee incentive plans, and making grants of stock options and other awards; and

  . advising the board on Borland's compensation, incentive compensation and employee benefit plans.


Executive Committee

   The executive committee currently consists of William F. Miller, David Heller and Dale L. Fuller. The executive committee has the authority to take all actions that our board has the authority to take, except as specifically limited by applicable law.

Investment Committee

   Our investment committee currently consists of William K. Hooper, Dale L. Fuller and Robert Dickerson. The investment committee has the authority to act on behalf of the board with respect to individual investments of up to $1 million in cash, except to the extent that the powers of the committee may expressly be limited under applicable Delaware law.

Nominating Committee

   Our nominating committee currently consists of William K. Hooper, Dale L. Fuller and Robert Dickerson. The nominating committee has the authority to:

  . review and adopt policies governing the qualification and composition of our board of directors;

  .  identify qualified candidates to serve on our board of directors; and

  . consider, review and investigate and make recommendations to the board with respect to candidates suggested by our stockholders, directors, officers, employees and others.

                                 RECOMMENDATION

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                        ELECTION OF THE NOMINEES LISTED.

                                 PROPOSAL NO. 2

                            APPROVAL OF AMENDMENT TO
                        THE BORLAND SOFTWARE CORPORATION
                             1997 STOCK OPTION PLAN

PLAN OVERVIEW

   The Borland Software Corporation 1997 Stock Option Plan (the "Option Plan") provides for the grant of stock options to our employees, directors and consultants (the "stock options"). We believe that our ability to offer stock options is an important factor in attracting, retaining and motivating employees, directors and other service providers in a competitive marketplace.

   A stock option enables its recipient (an "optionee") to purchase a specified number of shares of common stock at a price determined at the time the stock option is granted. If our stock price increases, the optionee may benefit by exercising the stock option to purchase shares of common stock at the fixed price and selling them at the higher market price. Stock options are often said to align the optionees' interests with those of the stockholders because they are intended to motivate optionees to act in ways that increase the value of the common stock. In addition, because stock options typically become exercisable in periodic installments over a number of years of continued service, they provide optionees with an incentive to continue to provide services to us.

   The Option Plan enables us to grant stock options on a discretionary basis to our employees, directors and consultants and also provides for a program of periodic, automatic grants of stock options to our non-employee directors. Stock options granted under the Option Plan may be incentive stock options governed by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. See the section titled "Federal Income Tax Information."

PROPOSED AMENDMENT

   To ensure that we will continue to have a sufficient number of shares available for future stock option grants, on April 3, 2001, our board unanimously adopted an amendment to the Option Plan, which is subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Option Plan by 3,000,000 shares, from 9,200,000 shares to 12,200,000 shares. We are seeking stockholder approval of this amendment.

   As of April 2, 2001 there were 1,552,458 shares of common stock available for future grants under the Option Plan, not including the shares subject to this proposal. The board believes that this number will not be sufficient to meet our anticipated needs.

DESCRIPTION OF OPTION PLAN

   The following summary of the material features of the Option Plan does not purport to be complete and is qualified by the specific language of the Option Plan, a copy of which is available to any of our stockholders upon written request addressed to our Corporate Secretary at our principal executive offices.

Shares Authorized

   Our stockholders have previously authorized the issuance of a maximum of 9,200,000 shares of common stock under the Option Plan. If this proposal is approved by our stockholders, the maximum aggregate number of shares of common stock that could be issued under the Option Plan will be increased to 12,200,000 shares, of which 7,647,542 shares have been issued upon the exercise of or remain subject to previously granted options.

   To enable us to deduct in full, for United States federal income tax purposes, the compensation recognized by certain executive officers in connection with stock options granted under the Option Plan, the Option Plan is intended to qualify such compensation as "performance-based compensation" within the meaning of Section 162(m) of the Code. To comply with Section 162(m), the Option Plan limits the number of shares for which stock options may be granted to any employee in any fiscal year. No employee may be granted options for more than 1,000,000 shares in any fiscal year, except that we may make an additional, one-time stock option grant to any newly-hired employee for up to 2,000,000 shares (the "Grant Limits"). Appropriate adjustments will be made to the shares subject to the Option Plan, the Grant Limits, the automatic, non-employee director grants discussed below and to outstanding stock options upon any stock split or other change in our capital structure. If any outstanding stock option expires or is terminated or cancelled, or if option shares are repurchased by us, the shares allocable to the unexercised portion of such option will be returned to the Option Plan and will again become available for grant.

Plan Administration

   The Option Plan is administered by the organization and compensation committee of the Board (the "Compensation Committee"). Subject to the Option Plan's provisions, and except for automatic grants to non-employee directors, the Compensation Committee determines the persons to whom stock options are granted and all of their terms.

   The Compensation Committee may delegate to an officer or officers of Borland the authority to grant stock options for not more than 250,000 shares in any fiscal year to any eligible person who is not a Borland executive officer or director. Any such grant must comply with guidelines established by the Compensation Committee. The Compensation Committee interprets the Option Plan and its determinations are final and binding. With certain limitations, the Option Plan provides for indemnification of any director, officer or employee of Borland against all liabilities, judgments and reasonable expenses, including attorneys' fees, incurred in any legal action arising from that person's actions in administering the Option Plan.

Eligibility

   Stock options may be granted to any of our current or prospective employees, directors and consultants as well as those of any parent or subsidiary corporations. Stock options granted to prospective employees, directors and consultants may only be granted in connection with written offers of employment or other service relationships. Prospective employees, directors and consultants may not purchase shares before their employment or service starts. While any eligible person may be granted a nonstatutory stock option, only our employees and employees of any of our parent or subsidiary corporations may be granted incentive stock options.

   As of April 2, 2001, approximately 890 employees, including six executive officers and six non-employee directors were eligible for grants under the Option Plan. The closing price of a share of our common stock on The Nasdaq
Stock Market on April   , 2001, the most recent practicable date prior to the
printing of this proxy statement, was $   .

Terms of Discretionary Options

   The terms of each stock option are specified in a written agreement between us and the optionee. The per share exercise price of incentive stock options must generally be at least equal to the fair market value of a share of common stock on the date of grant. The per share exercise price of nonstatutory stock options must be at least equal to 85% of such fair market value.

   Optionees generally may pay the exercise price of their stock options as follows:

     (1) in cash, by check or cash equivalent;

    (2) by assigning to us the proceeds of a sale or loan with respect to some or all of the shares being purchased;

    (3) if legally permitted, by surrendering to us other shares of common stock having a fair market value on the date of surrender not less than the aggregate exercise price of the options being exercised;

    (4) in the case of an employee, by a combination of cash and a promissory note; or

    (5) by any combination of the foregoing.

   The Option Plan authorizes the Compensation Committee to permit other lawful forms of payment or to restrict the forms of payment permitted. Optionees must make adequate provision for any federal, state, local or foreign tax withholding required before they may exercise their stock options.

   Stock options become exercisable at such time or times and are subject to such conditions as the Compensation Committee may determine. However, the maximum term of an incentive stock option is generally ten years. Typically, unless an optionee's service is terminated for cause, in which case his or her stock options generally will terminate and cease to be exercisable, his or her options generally will remain exercisable for a period of three months following termination of service. If an optionee dies or becomes disabled, his or her stock options generally will remain exercisable for a period of twelve months following termination of service. In any event, an option must be exercised before its expiration date.

   Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options may be assigned or transferred if permitted by the Compensation Committee and set forth in the option agreement evidencing such option.

Terms of Automatic, Non-Employee Director Stock Options

   The Option Plan, in addition to providing for discretionary stock option grants to non-employee directors, provides for the nondiscretionary, automatic grant of stock options to directors who, at the time of grant, are not our employees. Upon first joining the board, non-employee directors are granted an option to purchase 30,000 shares of common stock (an "Initial Option"). On the date of each subsequent annual meeting of the stockholders, non-employee directors remaining in office are granted an option to purchase 7,500 shares of common stock (an "Annual Option"). All non-employee directors' stock options have a per share exercise price equal to the fair market value of a share of common stock on the date of grant.

   Initial Options become exercisable in full on their first anniversary of the date of grant, while Annual Options become exercisable in full on the day preceding the first annual meeting of the stockholders following the date of grant. Non-employee director stock options generally remain exercisable for a period of six months following the director's termination of service. However, if a non-employee director dies or becomes disabled, his or her non-employee director stock options remain exercisable for a period of twelve months following such termination of service. In any event, the options must be exercised before their expiration date. Non-employee director stock options expire ten years after the date of grant.

Change In Control

   In the event of a merger of Borland into another corporation or another "change in control" transaction as described in the Option Plan, the surviving corporation or its parent may assume Borland's rights and obligations under outstanding stock options or substitute substantially equivalent options. The Option Plan authorizes the board or the Compensation Committee to provide in any option agreement for acceleration of exercisability in connection with a change in control as the board or the Compensation Committee may determine. Outstanding stock options not assumed, replaced or exercised before a change in control will generally terminate.

Termination or Amendment

   The Option Plan will continue until terminated by the board or until all shares available for issuance under the Option Plan have been issued. However, all incentive stock options must be granted within ten years of the date on which the board adopted the Option Plan. The board may terminate or amend the Option Plan at any time, except that, without stockholder approval, the board may not amend the Option Plan to increase the total number of shares of common stock issuable, change the class of persons eligible to receive incentive stock options or effect any other change that requires stockholder approval under applicable law. No termination or amendment may adversely affect an outstanding stock option without the consent of the optionee, unless the amendment is required to preserve the stock option's status as an incentive stock option or is necessary to comply with applicable law.

FEDERAL INCOME TAX INFORMATION

   The following summary is intended only as a general guide as to the United States federal income tax consequences of Option Plan participation and does not attempt to describe all possible federal or other tax consequences.

Incentive Stock Options

   An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option (the "ISO Shares") within two years after the option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the ISO Shares. If an optionee disposes of the ISO Shares within two years after the option grant date or within one year after the exercise date (a "disqualifying disposition"), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the ISO Shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the ISO Shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the optionee. We will be entitled to a deduction in connection with the disposition of the ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

Nonstatutory Stock Options

   An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee of Borland, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

AMENDED PLAN BENEFITS AND ADDITIONAL INFORMATION

   With the exception of the automatic grant of stock options to non-employee directors, future grants under the Option Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Option Plan will depend on a number of factors, including the fair market value of the common stock on future dates and the exercise decisions made by the optionees.

Consequently, it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the Option Plan.

   For information relating to the grants under the Option Plan to "Named Executive Officers," see "Summary Compensation Table" and "Option Grants in Last Fiscal Year."

   The following table sets forth the non-discretionary grants of stock options that will be received under the Option Plan during the remainder of calendar year 2001 by each of the persons and groups indicated:

                             AMENDED PLAN BENEFITS

                                                               Number of Shares
                                                               Underlying Non-
                                                                Discretionary
                                                                Options to Be
                                                                  Granted in
Name and Position                                                    2001
-----------------                                              ----------------
Dale L. Fuller, President and Chief Executive Officer.........           0
Frederick A. Ball, Senior Vice President and Chief Financial
 Officer......................................................           0
Douglas W. Barre, Senior Vice President and Chief Operating
 Officer......................................................           0
Keith E. Gottfried, Senior Vice President-Law and Corporate
 Affairs, General Counsel and Corporate Secretary.............           0
Edward M. Shelton, Senior Vice President-Business Development
 and Chief Strategy Officer...................................           0
Hobart McK. Birmingham, Former Chief Administrative Officer...           0
Current Executive Group (6 persons)...........................           0
Non-Executive Director Group (5 persons)......................      37,500
Non-Executive Officer Employee Group (878 persons)............           0

   The number of shares of common stock subject to options granted to certain persons under the Option Plan since its inception are as follows: Messrs. Fuller, Ball, Barre, Gottfried, Shelton and Birmingham were granted options to purchase 1,000,000 shares, 650,000 shares, 375,000 shares, 375,000 shares,
250,000 shares, and 140,000 shares, respectively; all current executive officers as a group were granted options to purchase an aggregate of 2,800,000 shares; all current directors who are not executive officers as a group were granted options to purchase an aggregate 275,000 shares; our nominees for election to the board of directors, William F. Miller and John R. Kasich, were granted options to purchase 15,000 shares and 30,000 shares, respectively; and all employees, including all officers who are not executive officers, as a group were granted options to purchase an aggregate of 4,572,542 shares. Mr. Fuller was also granted an option to purchase 1,000,000 shares under the Dale
L. Fuller Individual Stock Option Plan. Since the inception of the Option Plan, only Delbert W. Yocam, our former chairman of the board and Chief Executive Officer, was granted stock options with respect to more than five percent of shares authorized for issuance under the Option Plan, as amended hereunder. Since the inception of the Option Plan, no option has been granted to any associate of any current director who is not an executive officer, of any nominee or of any executive officer.

                                 RECOMMENDATION

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.

                                 PROPOSAL NO. 3

               APPROVAL OF AN INCREASE IN AUTHORIZED COMMON STOCK

   On April 3, 2001, our board of directors unanimously approved an amendment to our Restated Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 shares to 200,000,000 shares. As of April 2, 2001, 62,233,065 shares were issued and outstanding and approximately 6,720,430 shares were reserved for issuance upon exercise or conversion of warrants and Series C convertible preferred stock, as well as under our compensation and benefit plans.

   Our board recommends an increase in the number of shares of common stock to accommodate any future stock splits, acquisitions, financings and for other corporate purposes. In accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware, our board has determined that this proposed amendment is advisable and in the best interests of Borland and its stockholders. The availability of additional shares for issuance or reservation will provide us the flexibility to issue shares of our common stock for such purposes, without incurring the expense or delay of a special stockholders' meeting. Other than with respect to the reservation of shares of our common stock in connection with our employee benefit plans (including the 3,000,000 shares of common stock under the Option Plan which we are asking stockholders to approve at this annual meeting), and for issuance upon conversion or exercise of outstanding securities, we have no existing or proposed plans, agreements or understandings to issue, or reserve for future issuance, any of the additional shares of common stock that would be authorized by the proposed amendment. The newly-authorized shares of common stock would have the same rights as the presently authorized shares of our common stock.

   We are subject to certain restrictions on our ability to issue additional shares of our common stock in some situations. The Nasdaq Stock Market requires that we obtain stockholder approval before we issue common stock in certain circumstances, including when the number of shares to be issued equals or exceeds 20% of the voting power outstanding. There are numerous other situations, however, where the board can issue shares of our common stock without seeking the approval of our stockholders. The issuance of additional shares of our common stock, other than in connection with a stock split, could have a dilutive effect on your ownership interest in Borland. Stockholders do not have preemptive rights.

   The form of the proposed amendment to our Restated Certificate of Incorporation is attached to this proxy statement as Exhibit A.

                                 RECOMMENDATION

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO OUR RESTATED
  CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                      COMMON STOCK TO 200,000,000 SHARES.

                                 PROPOSAL NO. 4

            RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP
                          AS OUR INDEPENDENT AUDITORS

   Subject to stockholder ratification, our board, acting upon the recommendation of the audit committee, has selected PricewaterhouseCoopers LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2001. PricewaterhouseCoopers LLP has audited our consolidated financial statements since the fiscal period ended March 31, 1987. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

                                 RECOMMENDATION

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                     "FOR" RATIFICATION OF THE SELECTION OF
            PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

                               EXECUTIVE OFFICERS

   Our executive officers are appointed annually by our board and serve at the discretion of our board. Set forth below is information regarding our current executive officers:

 Name                            Position                                   Age
 ----                            --------                                   ---
 Dale L. Fuller (1)............. President and Chief Executive Officer       42
 Frederick A. Ball.............. Senior Vice President and Chief
                                 Financial Officer                           38
 Douglas W. Barre............... Senior Vice President and Chief
                                 Operating Officer                           56
 Keith E. Gottfried............. Senior Vice President--Law and Corporate
                                 Affairs, General Counsel and Corporate
                                 Secretary                                   34
 Edward M. Shelton.............. Senior Vice President--Business
                                 Development and Chief Strategy Officer     34
 Roger A. Barney................ Senior Vice President--Corporate
                                 Services and Chief Administrative
                                 Officer                                     63

--------
(1) Mr. Fuller's biographical information is provided above as a Director.

Frederick A. Ball

   Mr. Ball joined Borland in September 1999 as Senior Vice President and Chief Financial Officer. Prior to joining Borland, Mr. Ball served as the Vice President of Mergers and Acquisitions for KLA-Tencor Corporation, the world's leading supplier of process control and yield management solutions for the semiconductor industry, since June 1999. Prior to his position in the M&A department at KLA-Tencor Corporation, Mr. Ball was the Vice President of Finance for KLA-Tencor Corporation following the merger with Tencor Instruments in 1997. Mr. Ball joined Tencor Instruments as Corporate Controller in March 1995 and was promoted to Corporate Vice President and appointed Corporate Secretary in January of 1996. Mr. Ball was employed with PricewaterhouseCoopers LLP from September 1984 to March 1995.

Douglas W. Barre

   Mr. Barre joined Borland in May 2000 as Senior Vice President and Chief Operating Officer. Prior to joining Borland, Mr. Barre was Senior Vice President of Enterprise Software at Compuware Corporation since April 1997, and prior to that position served as Vice President and General Manager of Compuware Corporation's European Operations since October 1995. Prior to Compuware Corporation, Mr. Barre was Vice President of Business Transformation and Chief Information Officer of Bell Mobility since April 1994.

Keith E. Gottfried

   Mr. Gottfried joined Borland in June 2000 as Senior Vice President--Law and Corporate Affairs, General Counsel and Corporate Secretary. Prior to joining Borland, Mr. Gottfried was a corporate attorney with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York where he was a member of that firm's mergers & acquisitions group since February 1994. Mr. Gottfried holds a law degree from Boston University's School of Law where he was named an Edward F. Hennessey Distinguished Scholar of Law and a G. Joseph Tauro Scholar of Law, an M.B.A. from Boston University's Graduate School of Management and a Bachelor of Science in Economics (concentrated in accounting) from the University of Pennsylvania's Wharton School. Mr. Gottfried is also a Certified Public Accountant (Pennsylvania-inactive) and, prior to attending law school, practiced public accounting with the accounting firm of Arthur Young & Company, a predecessor firm to Ernst & Young LLP.

Edward M. Shelton

   Mr. Shelton joined Borland in May 2000 as Senior Vice President-Business Development and Chief Strategy Officer. Prior to joining Borland, Mr. Shelton was Chief Executive Officer and co-founder of drspock.com, Inc., a parenting web site, since August 1999. Prior to drspock.com, Inc., he was Chief Executive Officer of Neta 4, Ltd., an e-commerce technology company, since February 1999. Mr. Shelton has also held senior management positions at WhoWhere? Inc., a leading Internet site which was sold to Lycos in 1998 (from December 1996 to November 1998), CMP Media, a high-tech media company (from March 1996 to December 1996), and IT Solutions, Inc., a systems integrator (from January 1990 to March 1996).

Roger A. Barney

   Mr. Barney joined Borland in June 2000 as Senior Vice President--Corporate Services and Chief Administrative Officer. Prior to joining Borland, Mr. Barney served as the Senior Vice President--Corporate Services for Network Equipment Technologies, Inc. (NET), a worldwide supplier of multi-service wide area networks, since 1985. Prior to his position at NET, Mr. Barney spent several years as a management consultant for Roger A. Barney & Associates, where he helped companies solve business issues ranging from real estate and insurance to human resources. Prior to Roger A. Barney & Associates, Mr. Barney served as president and co-owner of Peter James Coffee Ltd., a wholesale gourmet coffee business.

                         EXECUTIVE OFFICER COMPENSATION

   The following table shows information about the compensation received by our Chief Executive Officer and our four other most highly compensated executive officers who were serving in such capacities on December 31, 2000, which is the last day of our most recently completed fiscal year. The table also includes Hobart McK. Birmingham who served as an executive officer until March 17, 2000. As used in this proxy statement, the term "Named Executive Officers" means all persons identified in the Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                                                  Compensation
                                 Annual Compensation                 Awards
                          -------------------------------------   ------------
                                                                   Securities
                                                   Other Annual    Underlying      All Other
Name and Principal                 Salary   Bonus  Compensation     Options       Compensation
Position                  Year       ($)     ($)       ($)            (#)             ($)
------------------        ----     ------- ------- ------------   ------------    ------------
Dale L. Fuller..........  2000     888,462 300,000       623(1)    1,000,000            200(2)
 President and Chief      1999(3)
 Executive Officer                       1     --        849(1)    1,000,000            --
                          1998         --      --        --              --             --

Frederick A. Ball.......  2000     335,577 311,175       --          150,000          2,127(4,5)
 Senior Vice President
 and Chief                1999(6)   80,769  67,000       --          500,000            108(2)
 Financial Officer        1998         --      --        --              --

Douglas W. Barre........  2000(7)  208,654  28,175   123,771(8)      375,000          1,204(2)
 Senior Vice President
 and Chief Operating
 Officer                  1999         --      --        --              --             --
                          1998         --      --        --              --             --

Keith E. Gottfried......  2000(9)  161,538  24,150    24,428(8)      375,000            224(2)
 Senior Vice President--  1999         --      --        --              --             --
 Law and Corporate        1998         --      --        --              --             --
 Affairs, General
 Counsel and Corporate
 Secretary

Edward M. Shelton.......  2000(10) 153,846  17,000       --          250,000            256(2)
 Senior Vice President--  1999         --      --        --              --             --
 Business Development     1998         --      --        --              --             --
 and Chief Strategy
 Officer

Hobart McK. Birmingham..  2000(11) 103,573 100,000     4.154(12)         --         243,727(13,14,15,16)
 Former Chief             1999     231,963 250,000    18,000(12)         --           6,266(17,18)
 Administrative Officer
                          1998     219,653  53,672    18,250(19)     140,000(20)      3,575(21)

--------
 (1) Consists of medical care premiums.
 (2) Consists of group term life insurance premiums paid by Borland.

 (3) Mr. Fuller's employment began on April 9, 1999. The amounts shown for 1999 were paid to him between April 9, 1999 and December 31, 1999.
 (4) Includes employer-matching contributions to the 401(k) Plan in the amount of $1,731.
 (5) Includes group term life insurance premiums paid by Borland in the amount of $396.
 (6) Mr. Ball's employment began on September 28, 1999. The amounts shown for 1999 were paid to him between September 28, 1999 and December 31, 1999.
 (7) Mr. Barre's employment began on May 22, 2000. The amounts shown for 2000 were paid to him between May 22, 2000 and December 31, 2000.
 (8) Consists of a housing allowance and relocation expenses.
 (9) Mr. Gottfried's employment began on June 12, 2000. The amounts shown for 2000 were paid to him between June 12, 2000 and December 31, 2000.
(10) Mr. Shelton's employment began on May 15, 2000. The amounts shown for 2000 were paid to him between May 15, 2000 and December 31, 2000.
(11) Mr. Birmingham resigned as an executive officer on March 17, 2000. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." The amounts shown for 2000 were paid to him between January 1, 2000 and June 30, 2000.
(12) Consists of a housing allowance.
(13) Includes group term life insurance premiums paid by Borland in the amount of $855.
(14) Includes employer-matching contributions to the 401(k) Plan in the amount of $2,739.
(15) Includes severance payment in the amount of $232,000.
(16) Includes accrued vacation pay in the amount of $8,133.
(17) Includes group term life insurance premiums paid by Borland in the amount of $2,832.
(18) Includes employer-matching contributions to the 401(k) Plan in the amount of $3,434.
(19) Consists of a housing allowance and relocation expenses.
(20) Includes options amended on August 17, 1998 to reduce the exercise price to $6.50, the market closing price on such date.
(21) Consists of employer matching contributions to Borland's 401(k) Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table shows individual stock option grants made during the fiscal year ended December 31, 2000 to the Named Executive Officers and hypothetical gains for the stock options at the end of their respective ten
(10) year terms. In accordance with applicable requirements of the Securities and Exchange Commission, we have assumed annualized growth rates of the market price of our common stock over the exercise price of the stock option of five percent (5%) and ten percent (10%), running from the date the stock option was granted to the end of the stock option term. Actual gains, if any, on stock option exercises depend on the future performance of our common stock and overall market conditions and do not represent an estimate of future stock price growth.

                                                        Individual Grants (1)
                         -------------------------------------------------------------------------------------
                                          Percentage
                                           of Total                             Potential Realizable Value at
                           Number of       Options                                 Assumed Annual Rates of
                           Securities     Granted to                              Stock Price Appreciation
                           Underlying    Employees in  Exercise or                     for Option Term
                            Options         Fiscal    Base Price per Expiration ------------------------------
Name                     Granted (2)(3)    Year (4)       Share       Date (5)        5%            10%
----                     --------------  ------------ -------------- ---------- -------------- ---------------
Dale L. Fuller..........   1,000,000(6)      11.8        $5.5312      12/29/10  $ 3,478,541.96 $ 8,815,308.30
Frederick A. Ball.......     150,000(7)       1.8        $5.5312      12/29/10  $   521,781.29 $ 1,322,296.24
Douglas W. Barre........     375,000(8)       4.4        $5.5625      05/18/10  $ 1,311,834.89 $ 3,324,447.16
Keith E. Gottfried......     375,000(8)       4.4        $5.5625      05/18/10  $ 1,311,834.89 $ 3,324,447.16
Edward M. Shelton.......     250,000(9)       3.0        $5.8438      05/15/10  $   918,783.60 $ 2,328,378.04
Hobart McK.
 Birmingham(10).........         --           --             --            --   $          --  $          --

--------
 (1) We did not grant any stock appreciation rights during the fiscal year ended December 31, 2000.

 (2) All stock options granted during the year ended December 31, 2000 have an exercise price equal to the fair market value on the date of grant.
 (3) Upon a change in control of Borland, the vesting of these stock options will be accelerated and the options will be exercisable in full.
 (4) We granted stock options to purchase an aggregate of 8,188,821 shares to all employees and consultants, excluding non-employee directors, for the year ended December 31, 2000.
 (5) Stock options may terminate before their expiration date upon the termination of optionee's status as an employee or consultant or upon the optionee's death or disability.
 (6) Mr. Fuller's stock options vest ratably on a daily basis over a two-year term. For additional information concerning Mr. Fuller's options, see "Employment Contracts" below.
 (7) Mr. Ball's stock options vest ratably on a monthly basis over a four-year term.
 (8) Mr. Barre's and Mr. Gottfried's stock options vest 12.5% six months from the date of grant and ratably over the next three and one-half years on a monthly basis.
 (9) Mr. Shelton's stock options vest 25% one year from the date of grant and ratably over the next three years on a monthly basis.
(10) Mr. Birmingham resigned as an executive officer on March 17, 2000 and his employment terminated on June 30, 2000. All vested options were cancelled on September 30, 2000 and all unvested options were cancelled on June 30, 2000.

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES

   The following table shows all stock options exercised by the Named Executive Officers for the fiscal year ended December 31, 2000. The "Value Realized" column reflects the difference between the market value of the underlying securities and the exercise price of the stock options on the actual exercise date. The "Value of Unexercised In-The-Money Options" column reflects the difference between the market value at the end of the fiscal year and the exercise price of in-the-money stock options.

                                                Number of Securities        Value of Unexercised
                                               Underlying Unexercised      In-The-Money Options at
                           Shares                Options at Year End              FY End(1)
                          Acquired    Value   --------------------------- -------------------------
Name                     on Exercise Realized Exercisable   Unexercisable Exercisable Unexercisable
----                     ----------- -------- -----------   ------------- ----------- -------------
Dale L. Fuller..........     --        --      1,800,000(3)          0    $1,524,960    $       0
Frederick A. Ball.......     --        --        156,250       493,750    $  234,359    $ 515,591
Douglas W. Barre........     --        --         53,711       321,289    $        0    $       0
Keith E. Gottfried......     --        --         46,875       328,125    $        0    $       0
Edward M. Shelton.......     --        --              0       250,000    $        0    $       0
Hobart McK.
 Birmingham(2)..........     --        --            --            --            --           --

--------
(1) Market value of underlying securities at exercise date or fiscal year end is based on the closing price of common stock on December 29, 2000 on The Nasdaq Stock Market of $5.5312, minus the exercise price.
(2) Mr. Birmingham resigned as an executive officer on March 17, 2000 and his employment was terminated June 30, 2000. All vested options were cancelled on September 30, 2000, and all unvested options were cancelled on June 30, 2000.
(3) 1,000,000 shares subject to repurchase right as described below in "Employment Contracts."

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS

Dale L. Fuller

   We are a party to an employment agreement with Dale L. Fuller, dated as of December 29, 2000, pursuant to which Mr. Fuller has agreed to serve as our President and Chief Executive Officer at a base salary of $600,000 per year. Under Mr. Fuller's employment agreement, Mr. Fuller will, subject to the attainment of objectives previously set by the organization and compensation committee and agreed to by Mr. Fuller, receive a monthly bonus equal to one-twelfth of the annual base salary in effect for the month in respect of which the bonus is payable. If we terminate Mr. Fuller's employment other than for "cause," or if Mr. Fuller terminates his employment upon a "constructive termination" of his employment (as such terms are defined in his employment agreement) Mr. Fuller is entitled to a severance payment equal to the sum of his annual base salary and annualized bonus.

   The employment agreement also provides for Mr. Fuller to be paid a "gross-up" payment if any benefit or payment to be received by Mr. Fuller from us is subject to the excise tax imposed under Section 4999 of the Code. The gross-up payment will offset fully the effect of any excise tax imposed on any "excess parachute payment" Mr. Fuller may receive. In general, Section 4999 of the Code imposes an excise tax on the recipient of any excess parachute payment equal to 20% of such payment. However, the Code provides a "safe harbor" from the excise tax if an employee does not receive parachute payments with a value in excess of 2.99 times the employee's base amount. An employee's base amount is the average taxable compensation received by the employee from his employer over the five taxable years (or the entire period of employment, if less) preceding the year in which a change in control occurs. A parachute payment is any payment or benefit which is contingent on a change in control.

   In connection with Mr. Fuller's employment agreement, on December 29, 2000, the organization and compensation committee granted to Mr. Fuller a stock option to purchase 1,000,000 shares of our common stock at an exercise price of $5.5312 per share under our 1997 Stock Option Plan. The option vests ratably on a daily basis over a two-year term from the date of grant. The option is immediately exercisable, but shares purchased by Mr. Fuller in respect of any unvested portion of the option will be held in escrow and are subject to our right of repurchase at the exercise price if he is terminated for "cause" or if he terminates his employment other than by reason of a "constructive termination" (as such terms are defined in the employment agreement). This right of repurchase lapses ratably on a daily basis over a two-year term from the date of grant while Mr. Fuller remains our employee. However, if we terminate Mr. Fuller's employment other than for cause or if Mr. Fuller terminates his employment upon a constructive termination of his employment, all the unvested options vest and our right of repurchase lapses.

Frederick A. Ball

   We are a party to an employment agreement with Frederick A. Ball, dated September 16, 1999, as modified by a letter agreement dated May 30, 2000. Mr. Ball serves as our Senior Vice President and Chief Financial Officer. Effective as of May 22, 2000, Mr. Ball's base salary was increased from $300,000 to $350,000 per year. Under Mr. Ball's employment agreement, as modified, Mr. Ball is eligible to receive an annual bonus of up to seventy percent of his base salary. The agreement provides that all of the stock options granted to Mr. Ball under the agreement, to the extent not already vested and exercisable, shall become vested and exercisable upon a change in control of Borland. The employment agreement also entitles Mr. Ball to a severance payment in an amount equal to twelve months of his base salary if his employment is terminated by us without "cause" or by him upon a "constructive termination" of his employment (as such terms are defined in his employment agreement). On December 29, 2000, the organization and compensation committee granted to Mr. Ball a stock option to purchase 150,000 shares of our common stock at an exercise price of $5.5312 per share under our 1997 Stock Option Plan.

Douglas W. Barre

   We are a party to an employment agreement with Douglas W. Barre, dated May 17, 2000, as modified by a letter agreement dated September 11, 2000. Mr. Barre serves as our Chief Operating Officer at a base salary of $350,000 per year. Under Mr. Barre's employment agreement, Mr. Barre is eligible to receive an annual bonus of up to fifty percent of his base salary. Pursuant to the employment agreement, in 2000, Mr. Barre was granted a stock option to purchase 375,000 shares of our common stock at an exercise price of $5.5625 per share under our 1997 Stock Option Plan. The agreement provides that all of the stock options granted to Mr. Barre under the agreement, to the extent not already vested and exercisable, shall become vested and exercisable upon a change in control of Borland. The employment agreement also entitles Mr. Barre to a severance payment in an amount equal to six months of base salary and six months accelerated vesting of any unvested stock options if his employment is terminated by us without "cause" or by him upon a "constructive termination" of his employment (as such terms are defined in his employment agreement).

Keith E. Gottfried

   We are a party to an employment agreement with Keith E. Gottfried, dated May 18, 2000, pursuant to which Mr. Gottfried serves as our Senior Vice President-Law and Corporate Affairs, General Counsel and Corporate Secretary at a base salary of $300,000 per year. Under Mr. Gottfried's employment agreement, Mr. Gottfried is eligible to receive an annual bonus of up to fifty percent of his base salary. Pursuant to the employment agreement, in 2000, Mr. Gottfried was granted a stock option to purchase 375,000 shares of our common stock at an exercise price of $5.5625 per share under our 1997 Stock Option Plan. The agreement provides that all of the stock options granted to Mr. Gottfried under the agreement, to the extent not already vested and exercisable, shall become vested and exercisable upon a change in control of Borland. The employment agreement also entitles Mr. Gottfried to a severance payment in an amount equal to six months of his base salary and six months accelerated vesting of any unvested stock options if his employment is terminated by us without "cause" or by him upon a "constructive termination" of his employment (as such terms are defined in his employment agreement).

Edward M. Shelton

   We are a party to an employment agreement with Edward M. Shelton, dated May 15, 2000, pursuant to which Mr. Shelton serves as our Senior Vice President-Business Development and Chief Strategy Officer at a base salary of $250,000 per year. Under Mr. Shelton's employment agreement, Mr. Shelton is eligible to receive an annual bonus of up to fifty percent of his base salary. Pursuant to the employment agreement, in 2000, Mr. Shelton was granted a stock option to purchase 250,000 shares of our common stock at an exercise price of $5.8438 per share under our 1997 Stock Option Plan. The agreement provides that all of the stock options granted to Mr. Shelton under the agreement, to the extent not already vested and exercisable, shall become vested and exercisable upon a change in control of Borland. The employment agreement also entitles Mr. Shelton to a severance payment in an amount equal to six months of his base salary and six months accelerated vesting of any unvested stock options if his employment is terminated by us without "cause" or by him upon a "constructive termination" of his employment (as such terms are defined in his employment agreement).

TERMINATION OF EMPLOYMENT

Hobart McK. Birmingham

   We are a party to a resignation agreement with Hobart McK. Birmingham, which was effective as of March 17, 2000. Pursuant to this agreement, Mr. Birmingham resigned as an executive officer and his employment terminated on June 30, 2000.

   During the period from March 17, 2000 until June 30, 2000, Mr. Birmingham was paid the sum of $50,000 and was provided with fringe benefits and the use of an office. After March 17, 2000, Mr. Birmingham had no specific duties or responsibilities at Borland. In lieu of any severance pay or benefits that he would otherwise be entitled to, on March 17, 2000, Mr. Birmingham received a lump sum severance payment in the amount of $332,000.

CHANGE IN CONTROL ARRANGEMENTS

   We are a party to a change in control agreement with each of Dale L. Fuller and Frederick A. Ball. Mr. Fuller entered into his change in control agreement when he became an executive officer in April 1999. Mr. Ball entered into his change in control agreement on May 31, 2000. Mr. Fuller's and Mr. Ball's agreements provide severance benefits in the event Mr. Fuller or Mr. Ball, as the case may be, are "involuntarily terminated" within one year following a change in control of Borland. An involuntary termination of employment includes a termination of an executive officer's employment by us without cause or by the executive officer upon a "constructive termination" of his employment (as such terms are referred to in his employment agreement).

   Upon a qualifying involuntary termination of employment after a change in control, each change in control agreement provides that the executive officer will be entitled to receive severance pay from us in a lump sum amount equal to the executive officer's annual base salary in effect at the time of the termination. In addition, we must continue an executive officer's existing health insurance coverage, or reimburse an executive officer for COBRA premiums paid by the executive officer if health coverage continuation is not permitted by law. The health coverage benefit will continue until the earlier of (1) the expiration of twelve months from the date of the termination of the executive officer's employment or (2) the date on which the executive officer commences new employment. The change in control agreements provide that, during the two-year period following a qualifying involuntary termination of employment, we shall retain a terminated executive officer as a consultant to provide services to us at our request for up to eight hours per week. For actually providing services, an executive officer will be entitled to a payment of $1,000 per day and reasonable out-of-pocket expenses. In order to receive severance pay, each executive officer must release us from certain claims and liabilities, including claims and liabilities arising under his employment agreement.

   Mr. Ball's change in control agreement further provides that if any payment or benefit to be received by him pursuant to the agreement or otherwise would result in an "excess parachute payment," such payment or benefit shall be reduced if his after-tax position is improved by the reduction. Each change in control agreement also provides that unvested stock options to purchase shares of our stock held by an executive officer would vest and become exercisable upon a change in control of Borland.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   The following is the report of the Organization and Compensation Committee (the "Compensation Committee") of the board of directors, describing compensation policy, practice and philosophy, specifically regarding Borland's executive officers. This report provides an overview of compensation paid to executive officers for the fiscal year ended December 31, 2000.

   The Compensation Committee is solely comprised of non-employee directors. The Compensation Committee currently consists of William F. Miller (Chairman), David Heller and Robert H. Kohn. Mr. Kohn joined the Compensation Committee in May 2000. The information contained in this report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Borland specifically incorporates it by reference into such filing.

   Acting on the behalf of the board of directors, the Compensation Committee's responsibilities include the following:

  . approving the salaries and other compensation of executive officers and other key employees;

  . administering our employee incentive plans, and making grants of stock options and other awards; and

  . advising the board on Borland's compensation, incentive compensation, and employee benefit plans.

Compensation Philosophy

   The Compensation Committee believes that the compensation of the executive officers and other key Borland employees should be linked to performance and the creation of long-term stockholder value. In line with the philosophy of creating stockholder value, a significant portion of executive and key employee pay is tied to success in meeting performance goals and appreciation of Borland's market valuation. Consistent with this philosophy, our compensation programs include a combination of salary, at-risk incentives and stock options designed to retain, reward and motivate talent within Borland

   The goal of the Compensation Committee is to align compensation packages with the long-term interests of Borland's stockholders. In structuring compensation, the Compensation Committee has been particularly mindful of several key issues. The Compensation Committee has had to address attracting new talent considering the financial performance of Borland in previous years. The Compensation Committee has also had to face an extremely competitive environment for attracting senior level management in the technology sector in general, compounded by the difficulty of recruiting in the Scotts Valley area. In addition, the Compensation Committee has had to counter the efforts that have been made by our competitors to lure away management and other key personnel. The Compensation Committee believes it is critical to our long-term prospects to establish compensation programs that attract and retain those with the talent, skill and experience necessary for us to realize our strategic objectives.

   During 2000, the Compensation Committee placed particular emphasis on recruiting executive officers and key employees for Borland.

Base Salary

   The base salary of our executive officers is individually negotiated at the time each officer joins us, or assumes his position. The Compensation Committee reviews each executive officer's base salary annually. During this review, the Compensation Committee considers individual and corporate performance, scope of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Compensation Committee believes that the current executive salaries are comparable to executive salaries at other companies that compete with us for executive talent.

Incentive Bonus

   Our bonus plans provide for cash awards to executive officers and key employees as well as employees at all levels of the organization. The Compensation Committee believes that by providing performance incentive through at-risk pay, it directly aligns the focus of all employees with the long-term interests of our stockholders. The amount of at-risk pay is determined by the level, scope and responsibility of the position. Executive officers have a substantial portion of their total cash compensation at risk. Awards are based on both the achievement of specific goals set by Borland and the level of contribution made by these individuals. In calculating bonus awards, specific performance objectives are considered. These include operating, strategic and financial goals necessary for the achievement of our short and long-term objectives.

Equity Compensation

   The purpose of our equity compensation plans is to provide employees with an opportunity to participate, along with stockholders, in the long-term performance of Borland. Our 1997 Stock Option Plan (the "Option Plan") enables us to link compensation to our long-term performance. The Compensation Committee makes periodic grants of stock options to eligible employees. Frequently this occurs upon commencement of employment or following a significant change in job responsibilities. Employee stock options usually vest over four years and expire ten years from the date of grant. The exercise price of options is normally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Compensation Committee considers individual performance, the employee's overall contribution, issues of talent retention, the number of unvested stock options already held by the individual and the total number of stock options to be awarded.

CEO Compensation

   In June 2000, Borland and Mr. Fuller agreed that Mr. Fuller would receive a sum of $600,000 for his services as Interim President and Chief Executive Officer for the period from January 1, 2000 through June 30, 2000. On June 29, 2000, upon recommendation of the Compensation Committee, the board of directors approved a new compensatory arrangement to compensate Mr. Fuller for serving as our Interim President and Chief Executive Officer. Pursuant to this arrangement, through December 31, 2000, Mr. Fuller received a base salary of $50,000 per month, plus a bonus of 100% of such base salary. The bonus is based upon a number of factors and is paid at the discretion of the Compensation Committee. As described in "Employment Contracts," we entered into a formal employment agreement with Mr. Fuller effective December 29, 2000.

Section 162(m)

   Federal income tax law limits the deductibility of certain compensation paid to the chief executive officer and the four most highly compensated executives (the "covered employees") in excess of the statutory maximum of $1 million per covered employee. The Compensation Committee's general policy is, where feasible, to structure the compensation paid to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes; however, the Compensation Committee shall retain the flexibility, where necessary to promote the incentive and retention goals described above, to pay compensation which may not be deductible.

                                          Organization and Compensation
                                          Committee:

                                              William F. Miller (Chairman)
                                              David Heller
                                              Robert H. Kohn

               ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   From March 1987 to September 1996, Robert H. Kohn, a member of the board's Compensation Committee, served as our Senior Vice President-Law and Corporate Affairs, General Counsel and Corporate Secretary.

                     AUDIT COMMITTEE REPORT AND DISCLOSURES

Audit Committee Report

   The audit committee of the board of directors provides assistance to the board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of Borland. Among other things, the audit committee reviews and discusses with management and with Borland's outside auditors the results of the year-end audit of Borland, including the audit report and audited financial statements.

   All members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to the requirements of The Nasdaq Stock Market. The board of directors has adopted a written charter of the audit committee, which is included as Exhibit B to this proxy statement.

   In connection with its review of Borland's audited financial statements for the fiscal year ended December 31, 2000, the audit committee reviewed and discussed the audited financial statements with management, and discussed with PricewaterhouseCoopers LLP, Borland's independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the audit committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees) and discussed with PricewaterhouseCoopers LLP their independence from Borland. The audit committee has determined that the provision of non-audit services rendered by PricewaterhouseCoopers LLP to Borland is compatible with maintaining the independence of PricewaterhouseCoopers LLP from Borland.

   Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Borland's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                             Audit Committee:

                                                 David Heller, Chairman
                                                 William F. Miller
                                                 William K. Hooper

Auditor's Fees

   For the fiscal year ended December 31, 2000, the total fees paid to our auditors, PricewaterhouseCoopers, LLP, were as follows:

   Audit Fee. For professional services rendered by PricewaterhouseCoopers LLP for the audit of Borland's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in Borland's Forms 10-Q for that fiscal year, Borland was billed aggregate fees of $579,697.

   Financial Information Systems Design and Implementation Fees. For the year ended December 31, 2000, PricewaterhouseCoopers LLP did not render professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

   All Other Fees. For the year ended December 31, 2000, for all other services rendered by PricewaterhouseCoopers LLP, Borland was billed aggregate fees of $68,784.

                            STOCK PERFORMANCE GRAPH

   The stock price performance graph below compares the cumulative total stockholder return on our common stock with that of the Center for Research in Security Prices (CRSP) Total Return Index for Nasdaq Stock Market U.S. Companies and the CRSP Total Return Index for Nasdaq Computer and Data Processing Services Stocks for the period commencing on March 31, 1995 and ending December 31, 2000. The graph assumes that $100.00 was invested in our common stock and in each index on March 31, 1995. The total return for the common stock and the indices used assumes the reinvestment of dividends, even though dividends have not been declared on our common stock.

   The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be deemed incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate it by reference into such filing.

   The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

                COMPARISON OF 69 MONTH CUMULATIVE TOTAL RETURN*
                      AMONG BORLAND SOFTWARE CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX





                          Base
  Company/Index Name      Period  Cumulative Total Return
-------------------------------------------------------------------------------------
                          3/31/95 3/31/96 3/31/97 12/31/97 12/31/98 12/31/99 12/31/00
-------------------------------------------------------------------------------------
  BORLAND SOFTWARE
   CORPORATION             100.00  205.71   81.43    83.57    62.86   126.43    63.21
-------------------------------------------------------------------------------------
  NASDAQ STOCK MARKET
   (U.S.) INDEX            100.00  135.79  150.93   195.47   275.66   512.28   308.23
-------------------------------------------------------------------------------------
  NASDAQ COMPUTER & DATA
   PROCESSING              100.00  141.63  154.98   205.11   365.98   804.15   371.92

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent (10%) of our common stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, the reports for all officers, directors and holders of more than 10% of the common stock were filed on time during the year ended December 31, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table shows, as of April 2, 2001, how many shares of common stock are owned by:

    . each person who, to the best of our knowledge, are beneficial owners of more than five percent (5%) of the outstanding shares of our common stock, the only class of our voting security;

    .  each current director and each nominee;

    .  each of the Named Executive Officers; and

    .  all of our current directors and executive officers as a group.

   Except as indicated in the footnotes to this table, the percentage of ownership has been calculated based on the number of outstanding shares of our common stock as of April 2, 2001. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                              Shares
                                                           Beneficially
                                                             Owned (1)
Name and Address of                                      ----------------------
Beneficial Owner                                          Number        Percent
-------------------                                       ------        -------
5% Stockholders:
 Merrill Lynch & Co., Inc. ............................. 6,601,067 (2)   10.72%
 World Financial Center
 North Tower 250 Vesey Street
 New York, NY 10281

Named Executive Officers and Directors:
 Dale L. Fuller......................................... 1,820,000 (3)   2.92%
 William F. Miller......................................   127,500 (4)     *
 Robert H. Kohn.........................................   200,682 (5)     *
 Robert Dickerson.......................................         0         0
 David Heller...........................................   220,000 (6)     *
 William K. Hooper......................................    37,500 (7)     *
 John R. Kasich.........................................         0         0
 Frederick A. Ball......................................   223,958 (8)     *
 Douglas W. Barre.......................................    87,891 (9)     *
 Keith E. Gottfried.....................................    88,638 (10)    *
 Edward M. Shelton......................................    66,409 (11)    *
 Hobart McK. Birmingham.................................         0 (12)    0
All current directors and executive officers as a group
 (12 persons)........................................... 2,907,953       4.67%

--------
 *  Less than one percent.

 (1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on shares outstanding as of April 2, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting and investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after April 2, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
 (2) Based on a Schedule 13G (Amendment No. 7) dated March 2, 2001 which was filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. ("Merrill Lynch") on behalf of Merrill Lynch Investment Managers. Merrill Lynch reported shared voting power and shared dispositive power with respect to all shares of common stock beneficially owned. Number of shares which may be deemed beneficially owned includes shares held by various funds related to or managed by Merrill Lynch.
 (3) Includes options exercisable within 60 days of April 2, 2001 to acquire 1,800,000 shares, and such number of options includes shares issuable upon exercise of unvested options which are subject to repurchase by Borland under certain circumstances. For additional information concerning such options, see "Employment Contracts--Dale L. Fuller," above.
 (4) Represents options exercisable within 60 days of April 2, 2001 to acquire 127,500 shares.
 (5) Includes options exercisable within 60 days of April 2, 2001 to acquire 200,000 shares.
 (6) Represents options exercisable within 60 days of April 2, 2001 to acquire 220,000 shares.
 (7) Represents options exercisable within 60 days of April 2, 2001 to acquire 37,500 shares.
 (8) Represents options exercisable within 60 days of April 2, 2001 to acquire 223,958 shares.
 (9) Represents options exercisable within 60 days of April 2, 2001 to acquire 87,891 shares.
(10) Includes options exercisable within 60 days of April 2, 2001 to acquire 85,938 shares.
(11) Includes options exercisable within 60 days of April 2, 2001 to acquire 65,409 shares.
(12) Individual is a former executive officer of Borland.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In connection with hiring Douglas W. Barre to serve as our Senior Vice President and Chief Operating Officer and relocating him to Northern California, on June 26, 2000, Borland agreed to extend a loan to Mr. Barre and his spouse in the amount of $1,000,000 for the purpose of purchasing a residence within a reasonable commuting distance of Borland's Scotts Valley headquarters. The loan was extended on June 26, 2000 and is secured by the purchased residence and bears interest at a fixed rate of 7% per year. The loan and interest will be forgiven over a five-year period, provided that Mr. Barre remains employed by us over this five-year period.

   In connection with relocating Keith E. Gottfried (who joined Borland on June 12, 2000 as Senior Vice President-Law and Corporate Affairs, General Counsel and Corporate Secretary) to Northern California, on December 19, 2000, Borland agreed to extend a loan to Mr. Gottfried in the amount of $500,000 for the purpose of purchasing a residence, including related purchase closing costs, within a reasonable commuting distance of Borland's Scotts Valley headquarters. The loan will be secured by the purchased residence and will bear interest at an annual fixed rate still to be determined by the Compensation Committee and will be secured by a security interest in the residence. The loan and interest will be forgiven over a five-year period, provided that Mr. Gottfried remains employed by us over this five-year period. As of April 1, 2001, the loan has not yet been drawn upon by Mr. Gottfried and, when drawn upon, will be made pursuant to a promissory note and a related deed of trust, both in forms acceptable to Borland.

                         STOCKHOLDER PROPOSALS FOR 2002

   Stockholder proposals intended to be presented at our 2002 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than December , 2001 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2002 proxy statement and proxy.

   In order for proposals of stockholders submitted outside of Rule 14a-8 under the Exchange Act to be considered "timely" for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at our principal executive offices not later than March 2, 2002. Our By-laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-laws, not later than March 2, 2002 and not earlier than January 31, 2002.

                                 OTHER MATTERS

   Our board knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

                                 ANNUAL REPORT

   A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is being mailed to our stockholders concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be deemed to be solicitation material.

                                          By Order of the Board of Directors,

                                          Keith E. Gottfried
                                          Senior Vice President-Law and
                                          Corporate Affairs,
                                          General Counsel and Corporate
                                          Secretary

April  , 2001
Scotts Valley, California

                                                                       EXHIBIT A

                             PROPOSED AMENDMENT TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          BORLAND SOFTWARE CORPORATION

   Article Third, Section (a), of the Restated Certificate of Incorporation of Borland Software Corporation is amended in its entirety so that, as amended, said Article shall read as follows:

    "THIRD :(a) This corporation is authorized to issue two (2) classes of stock to be designated, respectively, "preferred stock" and "common stock." The total number of shares which the corporation is authorized to issue is two hundred and one million (201,000,000) shares. One million (1,000,000) shares shall be preferred stock, with a par value of One Cent ($.01) per share, and two hundred million (200,000,000) shares shall be Common Stock, with a par value of One Cent ($.01) per share."

                                                                       EXHIBIT B

                            AUDIT COMMITTEE CHARTER

1. PURPOSE OF THE COMMITTEE

   The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

2. COMPOSITION OF THE COMMITTEE

   The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the Nasdaq National Market.

3. MEETINGS OF THE COMMITTEE

   The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and provide copies of such minutes to the Board.

4. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

   In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

     (1) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

     (2) Review and approve the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein;

     (3) Review the performance of the Corporation's independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

     (4) Oversee the independence of the Corporation's independent auditors by, among other things:

       (1) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and

       (2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action in to satisfy itself of the auditors' independence;

     (5) Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection (subject to stockholder approval if determined by the Board), evaluation and termination of the Corporation's independent auditors;

     (6) Review and accept, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year;

     (7) Review the results of the year-end audit of the Corporation, including any comments or recommendations of the Corporation's independent auditors;

     (8) Review with management and the Corporation's independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body;

     (9) Confirm that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent auditors;

     (10) Review the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures through inquiry and discussions with the Corporation's independent auditors and management of the Corporation;

     (11) Review with management the Corporation's administrative, operational and accounting internal controls, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

     (12) Receive periodic reports from the Corporation's independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation;

     (13) Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent auditors, the Corporation's internal auditing department and management, including providing such parties with appropriate opportunities to meet privately with the Committee;

     (14) Review and reassess annually the adequacy of the Committee's charter;

     (15) Meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

     (16) Prepare the report required by the rules of the SEC to be included in the Corporation's annual proxy statement;

     (17) Obtain from the Corporation's independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934;

     (18) Secure independent expert advice, including retaining independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities;

     (19) Report regularly to the Board on its activities, as appropriate;
  and

     (20) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

                                     * * *

   While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations.

                           * * * * * * * * * * * * *

                                    FORM OF

                                   PROXY CARD

                          BORLAND SOFTWARE CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             for the Annual Meeting of Stockholders on May 31, 2001

   The undersigned hereby appoints Dale L. Fuller, Frederick A. Ball and Keith
E. Gottfried, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Borland Software Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Borland Software Corporation to be held on Thursday, May 31, 2001, at 10:00 a.m., local time, and at any postponements or adjournments thereof, with all powers that the undersigned would have if personally present thereat.


IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE


                                SEE REVERSE SIDE

                                 *************

INSTRUCTIONS FOR VOTING YOUR PROXY

Borland Software Corporation is now offering stockholders of record three alternative ways of voting their proxies:

          .  BY TELEPHONE (using a touch-tone telephone)
          .  THROUGH THE INTERNET (using a browser)
          .  BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available only until 5:00 p.m., Eastern time on May 30, 2001.

          . On a touch-tone telephone, call TOLL FREE 1-877-381-4017 24 hours a day, 7 days a week
          .  You will be asked to enter ONLY the CONTROL NUMBER shown below
          . Have your proxy card ready, then follow the prerecorded instructions
          .  Your vote will be confirmed and cast as you directed

INTERNET VOTING Available only until 5:00 p.m., Eastern time on May 30, 2001.

          .  Visit the Internet voting website at http://proxy.georgeson.com
          . Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen
          .  You will incur only your usual Internet charges

VOTING BY MAIL

          . Simply sign and date your proxy card and return it in the enclosed postage-paid envelope

IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY
CARD



   COMPANY NUMBER                CONTROL NUMBER

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

                       ----------------------------------

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

1.  Election of Directors

       William F. Miller and John R. Kasich

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the "FOR" box and write the nominee's name in the space provided below.)


FOR all nominees listed (except as          WITHHOLD AUTHORITY to vote for all
   indicated to the contrary)                        nominees listed

             [  ]                                         [  ]

________________________________________

2.  Approval of Amendment to Borland Software Corporation 1997 Stock Option
Plan.

             [  ]                     [  ]                     [  ]
             For                     Against                 Abstain


3. Approval of Amendment to Borland Software Corporation Restated Certificate of Incorporation.

             [  ]                     [  ]                     [  ]
             For                     Against                 Abstain


4. Ratification of the selection of PricewaterhouseCoopers LLP as Borland's independent auditors for the 2001 fiscal year.


             [  ]                     [  ]                     [  ]
             For                     Against                 Abstain


The undersigned hereby acknowledges receipt of Borland's Annual Report for the fiscal year ended December 31, 2000 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

Date: __________________ , 2001

_____________________________________

_____________________________________
Signature(s) of Stockholders

IMPORTANT: Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.